UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:

☐ Preliminary proxy statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material under Rule 14a-12
MarineMax, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MARINEMAX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 9, 2006
      An Annual Meeting of Stockholders of MarineMax, Inc., a Delaware corporation, will be held at 8:00 a.m., local time, on Thursday, February 9, 2006, at the executive offices of the Company, 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida, for the following purposes:

1.	To elect three directors, each to serve for a three-year term expiring in 2009.

2.	To approve an amendment to our 1998 Incentive Stock Plan to increase the limitation on the maximum number of shares of common stock that may be issued under the plan from 4,000,000 to 6,000,000 to reflect the growth of our company since the adoption of the plan in 1998.

3.	To approve our incentive compensation program.

4.	To ratify the appointment of Ernst & Young LLP, an independent registered certified public accounting firm, as our independent auditor for the fiscal year ending September 30, 2006.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice.
      Only stockholders of record at the close of business on January 4, 2006 are entitled to notice of and to vote at the meeting.
      All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael H. McLamb
Secretary
Clearwater, Florida
January 5, 2006

PROXY STATEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT OF 1934
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
PROPOSAL TO AMEND THE 1998 INCENTIVE STOCK PLAN
PROPOSAL TO APPROVE OUR INCENTIVE COMPENSATION PROGRAM
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MARINEMAX, INC.
18167 U.S. Highway 19 North, Suite 300
Clearwater, Florida 33764

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
      The enclosed proxy is solicited on behalf of MarineMax, Inc., a Delaware corporation, by our board of directors for use at our Annual Meeting of Stockholders to be held at 8:00 a.m. on Thursday, February 9, 2006, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the executive offices of our company, 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida.
      These proxy solicitation materials were first mailed on or about January 6, 2006 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
      Stockholders of record at the close of business on January 4, 2006 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 17,936,051 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
      The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect directors; and the affirmative vote of a majority of the shares present in person or by proxy will be required (i) for the approval of the amendment to our 1998 Incentive Stock Plan, (ii) for the approval of our incentive compensation program, and (iii) for the ratification of the appointment of Ernst & Young LLP, an independent registered certified public accounting firm, as our independent auditor for the fiscal year ending September 30, 2006.
      Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
Voting of Proxies
      When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of nominees set forth in this proxy statement, (ii) “for” approval of the amendment to our 1998 Incentive Stock Plan, (iii) “for” the approval of our incentive compensation program, and (iv) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending September 30, 2006.
Revocability of Proxies
      Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation
      We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
      Our 2005 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
      We will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2005 as filed with the Securities and Exchange Commission to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.
ELECTION OF DIRECTORS
Nominees
      Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our board of directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The board of directors has nominated William H. McGill Jr., John B. Furman, and Robert S. Kant for election as Class II directors for three-year terms expiring in 2009 or until their respective successors have been elected and qualified.
      Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. McGill, Furman, and Kant currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
      The board of directors recommends a vote “for” the nominees named herein.
      The following table sets forth certain information regarding our directors.

Name	Age	Position

William H. McGill Jr.	62	Chairman of the Board, President, Chief Executive Officer, and Director(1)(2)
Michael H. McLamb	40	Executive Vice President, Chief Financial Officer, Secretary and Director
Robert D. Basham	57	Director(1)(3)(5)
Hilliard M. Eure III	69	Director(4)(5)
John B. Furman	61	Director(3)(4)

Name	Age	Position

Robert S. Kant	61	Director(1)
Joseph A. Watters	64	Director(3)(5)
Dean S. Woodman	77	Director(1)(3)(4)(5)

(1)	Member of the 1998 Incentive Stock Plan Committee

(2)	Member of the Employee Stock Purchase Plan Committee

(3)	Member of the Compensation Committee

(4)	Member of the Audit Committee

(5)	Member of Nominating/ Corporate Governance Committee
      William H. McGill Jr. has served as the Chief Executive Officer of our company since January 1998 and as the Chairman of the Board and as a director of our company since March 1998. Mr. McGill served as President of our company from January 1998 until September 2000 and re-assumed that position in July 2002. Mr. McGill was the principal owner and president of Gulfwind USA, Inc., one of our operating subsidiaries, now called MarineMax of Central Florida, LLC, from 1973 until its merger with our company in March 1998.
      Michael H. McLamb has served as Executive Vice President of our company since October 2002, as Chief Financial Officer since January 1998, as Secretary since April 1998, and as a director since November 2003. Mr. McLamb served as Vice President and Treasurer of our company from January 1998 until October 2002. Mr. McLamb, a certified public accountant, was employed by Arthur Andersen LLP from December 1987 to December 1997, serving most recently as a senior manager.
      Robert D. Basham has served as a director of our company since January 2002. Mr. Basham, a founder of Outback Steakhouse, Inc. has been a director of Outback Steakhouse, Inc. since its inception and has served as Vice Chairman of its Board of Directors since March 2005. From inception until March 2005, he served as Chief Operating Officer of Outback Steakhouse, Inc. and he also served as President from February 1991 to January 2004. Outback Steakhouse, Inc. operates more than 1,250 restaurants.
      Hilliard M. Eure, III has served as a director of our company since December 2004. Mr. Eure was a member of the Board of Directors, Executive Committee, Audit Committee, and Chairman of the Board of Directors of WEDU, a public broadcasting station in west central Florida, from January 1991 through December 2001. Mr. Eure was the Managing Partner of the Tampa Bay office of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until June 1993, an Audit Partner and Southeast Regional Recruiting Coordinator in the Atlanta office of KPMG from July 1976 until June 1977, and an Audit Partner in the Greensboro, North Carolina office of KPMG from July 1968 until June 1976. Mr. Eure is a director of WCI Communities, Inc., a New York Stock Exchange-listed home builder, since 2003.
      John B. Furman has served as a director of our company since February 2003. Mr. Furman is a consultant to public and private companies, specializing in product commercialization, business transactions, and financial restructurings. Mr. Furman served as President and Chief Executive Officer of GameTech International, Inc., a publicly traded company involved in interactive electronic bingo systems, from October 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/ Metro Corporation, a publicly held provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director of Smith & Wesson Holding Corporation, the world’s largest manufacturer of handguns, whose stock is listed on the American Stock Exchange.

      Robert S. Kant has served as a director of our company since August 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig since September 1999. Prior to joining Greenberg Traurig, Mr. Kant was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 18 years.
      Joseph A. Watters has served as a director of our company since October 2005. Mr. Watters has served as the Chairman of Oceania Cruises, the world’s newest cruise line, since January 2003. Mr. Watters served as President and Chief Operating Officer of Crystal Cruises from 1994 to 2001. While at Crystal Cruises, Mr. Watters was a member of the International Council of Cruise Lines’ executive committee from 1999 to 2001 and board of directors from 1994 to 2001. He was also a member of the Cruise Line International Association’s executive committee from 1995 to 1996 and management committee from 1994 to 2001. Prior to Crystal Cruises, Mr. Watters served as President and Owner of The Watters Group, President of Royal Viking Line from 1985 to 1989, and President of Princess Cruises from 1981 to 1985. Mr. Watters began his cruise line career with Princess Cruises in 1977.
      Dean S. Woodman has served as a director of our company since September 1999. Since July 1999, Mr. Woodman has served as a consultant to public and private companies specializing in financial assignments, private equity and debt placements, and mergers and acquisitions. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years, where he spent 16 years as director of West Coast corporate financing until 1978. Mr. Woodman serves as a director of Medallion Bank, a wholly owned subsidiary of Medallion Financial Corp., a publicly traded commercial finance company; SciClone Pharmaceuticals, Inc., a publicly traded biotechnology company; and Plan Express, Inc., a privately held provider of Web enabled reprographic and distribution services to the design and construction industry.
Classification of our Board of Directors
      Our board of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. McGill, Furman, and Kant are Class II directors whose terms will expire at the meeting, and Messrs. McGill, Furman, and Kant have been nominated by our board for re-election for three-year terms expiring in 2009. Messrs. Eure, Watters, and Woodman are Class III directors whose terms will expire in 2007. Messrs. Basham and McLamb are Class I directors whose terms will expire in 2008. There are no family relationships among any of our directors or officers.
Information Relating to Corporate Governance and the Board of Directors
      Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating/ Corporate Governance Committee, each consisting entirely of independent directors, as well as a 1998 Incentive Stock Plan Committee, and an Employee Stock Purchase Plan Committee.
      Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Basham, Eure, Furman, Watters, and Woodman are independent directors, as “independence” is defined by the listing standards of the New York Stock Exchange, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Messrs. McGill and McLamb are employee directors, and Mr. Kant is a non-employee director.
      Our board of directors has adopted charters for the Audit, Compensation, and Nominating/ Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the board. Our board of directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at

www.MarineMax.com, the charters of our Audit, Compensation, and Nominating/ Corporate Governance Committees; our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or New York Stock Exchange regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
      We regularly schedule executive sessions in which non-management directors, meet without the presence or participation of management, with at least one of such sessions including only independent directors. The presiding director of such executive session rotates among the Chairs of the Audit Committee, Compensation Committee, and the Nominating/ Corporate Governance Committee.
      Interested parties may communicate with our board of directors or specific members of our board of directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of MarineMax, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee
      The purpose of the Audit Committee is to assist the oversight of our board of directors of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.
      During fiscal 2005, the Audit Committee consisted of Messrs. Eure, Furman, and Woodman, each an independent director of our company under the New York Stock Exchange rules as well as under rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Messrs. Eure, Furman, and Woodman (whose backgrounds are detailed above) each qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee
      The purpose and responsibilities of the Compensation Committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the compensation level of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the board of directors with respect to, or, as directed by the board of directors, determines and approves compensation of our other executive officers, and considers the grant of stock options or shares of restricted common stock to our executive officers under our 1998 Incentive Stock Plan. The Compensation Committee currently consists of Messrs. Basham, Furman, Watters, and Woodman.

The Nominating/Corporate Governance Committee
      The purpose and responsibilities of the Nominating/ Corporate Governance Committee include the identification of individuals qualified to become board members, the selection or recommendation to the board of directors of nominees to stand for election as directors at each election of directors, the development and recommendation to the board of directors of a set of corporate governance principles applicable to our company, the oversight of the selection and composition of committees of the board of directors, and the oversight of the evaluations of the board of directors and management. The Nominating/ Corporate Governance Committee currently consists of Messrs. Basham, Eure, Watters, and Woodman. The Nominating/ Corporate Governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating/ Corporate Governance Committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. As discussed above, the members of the Nominating/ Corporate Governance Committee are independent, as that term is defined by the listing standards of the New York Stock Exchange.

The 1998 Incentive Stock Plan Committee and Employee Stock Purchase Plan Committee
      The responsibilities of the 1998 Incentive Stock Plan Committee include administering the 1998 Incentive Stock Plan, including selecting the non-executive officer employees to whom options and awards will be granted; and the responsibilities of the Employee Stock Purchase Plan Committee include the administration of the Employee Stock Purchase Plan.
Board and Committee Meetings
      Our board of directors held a total of six meetings during the fiscal year ended September 30, 2005. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors; and (ii) the total number of meetings held by all committees of the board of directors on which such director was a member. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as our annual meeting of stockholders. Six members of our board of directors attended the 2005 annual meeting of stockholders.
      During the fiscal year ended September 30, 2005, the Audit Committee held ten meetings; the Compensation Committee held five meetings; the Nominating/ Corporate Governance Committee held four meetings; and each of the 1998 Incentive Stock Plan Committee and the Employee Stock Purchase Plan Committee held one meeting.
Director Compensation and Other Information
      Employees of our company do not receive compensation for serving as members of our board of directors. Directors who are employees of our company are eligible to receive stock options pursuant to our 1998 Incentive Stock Plan. Each non-employee director receives a quarterly director’s fee of $10,000, which is paid in cash, shares of common stock, or a combination of cash and shares of common stock at the election of the director. Under our 1998 Incentive Stock Plan, non-employee directors each receive an automatic grant of options to acquire 5,000 shares of our common stock on the date they are first elected as directors of our company. Non-employee directors also receive an automatic grant of options to purchase 1,000 shares of common stock on the last day of each fiscal quarter, and receive additional options for committee service as follows: options to purchase an additional 1,000 shares of common stock to each member of the Audit Committee, and options to purchase an additional 500 shares of common stock to each member of the Compensation Committee and Nominating/ Corporate Governance Committee. Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretionary program of the 1998 Incentive Stock Plan. We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the board of directors or committees. We also encourage our directors and their spouses, when applicable, to attend, at our cost, special corporate events with our employees, suppliers, and others when possible.

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
      The following table sets forth the total compensation received for services rendered in all capacities to our company for the fiscal years ended September 30, 2003, 2004, and 2005 by our Chief Executive Officer and our four other most highly compensated executive officers whose total annual salary and incentive compensation exceeded $100,000 during fiscal 2005.
SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying		All Other
Principal Position	Year	Salary(1)	Bonus	Awards($)(2)	Options(#)(3)		Compensation(4)

William H. McGill Jr.	2005	$500,000	$1,441,943	$881,700	—		$3,231
Chairman of the Board, President,	2004	$400,000	$1,128,478	—	80,000		$5,000
and Chief Executive Officer	2003	$400,000	$719,965	—	40,000		$5,000
Michael H. McLamb	2005	$225,000	$512,593	$587,800	—		$5,000
Executive Vice President, Chief	2004	$225,000	$413,180	—	40,000		$4,115
Financial Officer, and Secretary	2003	$225,000	$279,019	—	35,000		$5,000
Edward A. Russell	2005	$150,000	$550,117	$499,630	—		$4,467
Vice President	2004	$150,000	$494,866	—	20,000		$4,229
	2003	$150,000	$284,483	—	20,000		$4,020
Michael J. Aiello	2005	$150,000	$196,075	$352,680	—		$2,380
Vice President	2004	$150,000	$385,372	—	20,000		$5,000
	2003	$140,000	$283,913	—	12,500		$5,000
Anthony M. Aisquith	2005	$150,000	$447,605		—		$5,000
Vice President	2004	$150,000	$371,901	$352,680	22,500	(5)	$5,000
	2003	$150,000	$267,761	—	7,500		$5,271

(1)	The officers listed received certain perquisites, none of which exceeded 10% of the total salary and bonus for the respective officer.

(2)	Represents grants of shares of restricted common stock to the listed officer as of December 2, 2004. Fair market value at December 2, 2004 is based on the closing price of our common stock of $29.39 per share. Such shares of restricted stock will vest on December 2, 2008. At September 30, 2005, the number of shares held and fair market value of such shares held were as follows: Mr. McGill (30,000 shares ($764,700)), Mr. McLamb (20,000 shares ($509,800)), Mr. Russell (17,000 shares ($433,330)), and each of Messrs. Aiello and Aisquith (12,000 shares ($305,880)).

(3)	The exercise price of all options granted were equal to or greater than the fair market value of our common stock on the date of grant.

(4)	Amounts represent our matching portion of 401(k) or profit sharing plan contributions.

(5)	Includes options to purchase 2,500 shares of common stock held by Shannon H. Aisquith, the wife of Mr. Aisquith, who is also employed by our company.
Option Grants
      During fiscal 2005, we did not grant any stock options to any of the executive officers listed in the Summary Compensation Table above.

Fiscal 2005 Option Exercises and Year-End Option Values
      The following table sets forth certain information on options exercised in fiscal 2005 by the officers listed and the value of each such officers’ unexercised options as of September 30, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

					Number of Securities				Value of Unexercised
					Underlying Unexercised				In-the-Money Options
	Shares				Options at Fiscal Year-End				At Fiscal Year-End(1)
	Acquired		Value
Name	On Exercise		Realized		Exercisable		Unexercisable		Exercisable		Unexercisable

William H. McGill Jr.	—		—		146,640		182,000		$2,128,780		$2,326,898
Michael H. McLamb	9,171		$186,424		173,429		121,000		$2,579,463		$1,662,735
Edward A. Russell	3,796		$79,425		39,569		56,000		$554,160		$758,950
Michael J. Aiello	5,310		$99,321		1,000		46,810		$17,740		$603,822
Anthony M. Aisquith	7,175	(2)	$164,459	(2)	1,114	(3)	40,563	(3)	$19,762	(3)	$479,090	(3)

(1)	Calculated based on $25.49, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 30, 2005, multiplied by the number of applicable shares in-the-money less the total exercise price.

(2)	Includes 566 shares acquired upon exercise of stock options held by Shannon H. Aisquith, the wife of Mr. Aisquith, who is also employed by our company. Mrs. Aisquith realized value of $12,739 in connection with such exercise.

(3)	Includes 114 exercisable and 3,063 unexercisable options representing an exercisable and unexercisable value of $2,022 and $28,520, respectively, belonging to Shannon H. Aisquith, the wife of Mr. Aisquith, who is also employed by our company.
1998 Incentive Stock Plan
      On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Incentive Stock Plan. The 1998 Incentive Stock Plan was amended by the board of directors during May 1998 and November 2000 and our stockholders approved the November 2000 amendment during February 2001. Our board of directors further amended the 1998 Incentive Stock Plan during December 2004. The plan provides for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to our company and our subsidiaries. We believe that the plan represents an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of our compensation program. The plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.
      The plan currently authorizes the issuance of a maximum amount of shares of common stock equal to the lesser of 4,000,000 shares or the sum of (1) 20% of the then-outstanding shares of common stock of our company, plus (2) the number of shares exercised with respect to any awards granted under the plan. Our board of directors has amended the plan, subject to stockholder approval at the meeting, to increase the 4,000,000 share limitation to 6,000,000 shares. The amendment would change the number of shares of our common stock that may be issued pursuant to the plan to the lesser of 6,000,000 shares or the sum of (a) 20% of the then-outstanding shares of common stock of our company, plus (b) the number of shares exercised with respect to any awards granted under the plan. See “Proposal to Amend the 1998 Incentive Stock Plan.”
      The maximum number of shares of stock with respect to which options or other awards may be granted to any employee (including officers) during the term of the plan may not exceed 50% of the shares of common stock covered by the plan. As of the record date, options to purchase approximately 2,480,420 shares of common stock were outstanding. Of these options, approximately 924,167 are vested and the remainder vest over periods ranging from one to six years.
      The power to administer the plan with respect to our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock rests exclusively with the board of directors or a committee consisting of two or more non-employee directors who are appointed by the board of directors. The power to administer the plan with respect to other persons rests with the board of directors or a committee designated by the board.
      The plan will terminate in April 2008, and options may be granted at any time during the life of the plan. Options become exercisable at such time as may be determined by the board of directors or the plan administrator. The exercise prices of options will be determined by the board of directors or the plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all of our classes of stock) of the fair market value of the common stock at the time of the grant.
      The plan also includes an automatic grant program providing for the automatic grant of options to our non-employee directors. Under the automatic grant program, each non-employee whose election to the board of directors was proposed as of June 3, 1998 received an automatic option to acquire 10,000 shares of common stock on that date. Each subsequent newly elected non-employee member of the board of directors will receive as an initial grant an automatic option to acquire 5,000 shares of common stock on the date of his or her first appointment or election to the board of directors. In addition, each non-employee director will receive an option to purchase 1,000 shares of common stock on the last day of each fiscal quarter, and receive additional options for committee service as follows: options to purchase an additional 1,000 shares of common stock to each member of the Audit Committee, and options to purchase an additional 500 shares of common stock to each member of the Compensation Committee and Nominating/ Corporate Governance Committee. Each initial grant will vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant (or the date of election to the board of directors, if later) and the next two installments 12 months and 24 months after the date of grant. Each quarterly grant will vest and become exercisable 12 months after the date of grant. Each automatic option will vest and become exercisable only if the optionholder has not ceased serving as a director as of such vesting date.
      The exercise price per share of common stock subject to automatic options will be equal to 100% of the fair market value of our common stock on the date such option is granted. Each automatic option will expire on the tenth anniversary of the date on which such automatic option was granted. In the event a non-employee director ceases to serve as a member of the board of directors or dies while serving as a director, the optionholder or the optionholder’s estate or successor by bequest or inheritance may exercise any automatic options that have vested by the time of cessation of service until the earlier of (a) 90 days after the cessation of service or (b) the expiration of the term of the automatic option. The board of directors believes that the grant of automatic options to non-employee directors is necessary to attract, retain, and motivate non-employee directors.
      The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan with or without stockholder approval.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 1998 Incentive Stock Plan and the purchase of shares under our 1998 Employee Stock Purchase Plan as of September 30, 2005.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants,	(Excluding Securities
Plan Category	Warrants, and Rights	and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders(1)	2,258,131	$13.57	1,032,488
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,258,131		1,032,488

(1)	Does not include potential increases in shares of common stock that may be issued upon exercise of stock options under our 1998 Incentive Stock Plan under the amendment of that plan that is subject to stockholder approval at the meeting.
Employee Stock Purchase Plan
      On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Employee Stock Purchase Plan, which is designed to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock. Our board of directors further amended the 1998 Employee Stock Purchase Plan during December 2004. The stock purchase plan is administered by a committee of the board of directors.
      The stock purchase plan provides for the issuance of up to 750,000 shares of common stock. The stock purchase plan is available to all regular, full-time employees of our company (other than any employees who own more than 5% of our outstanding common stock) who have completed at least one year of continuous service.
      The stock purchase plan provides for implementation of up to 10 annual offerings beginning on the first day of October in the years 1998 through 2007, with each offering terminating on September 30 of the following year. Each annual offering may be divided into two six-month offerings. For each offering, the purchase price per share will be the lower of (i) 85% of the closing price of the common stock on the first day of the offering period, or (ii) 85% of the closing price of the common stock on the last day of the offering period. The purchase price is paid through periodic payroll deductions not to exceed 10% of the participant’s earnings during each offering period. However, no participant may purchase more than $25,000 worth of common stock annually.
Employment Agreements
      We have employment agreements with each of William H. McGill Jr. and Michael H. McLamb. The employment agreements provide for a base salary fixed by the board of directors. Each employment agreement provides for incentive compensation based upon the performance of our company and the executive as determined by our board of directors. In connection with their employment, each of the executives may also receive options to purchase common stock or shares of restricted common stock. Each employment agreement contains a covenant not to compete with our company for a period of two years immediately following termination of employment, subject to certain exceptions.

      We may terminate each executive’s employment for good cause, as defined in the respective agreements. If we terminate the employment of Mr. McGill or Mr. McLamb without good cause, or either of them terminates his employment with good reason or upon a change in control of our company, the terminated executive will receive an amount equal to the average of his base salary and bonus in the two fiscal years prior to termination (in a lump sum in the event of a change in control), for a period of three years after the effective date of termination in the case of Mr. McGill and 18 months after the effective date of termination in the case of Mr. McLamb, their stock options will vest and be exercisable during their full term in certain circumstances, and Mr. McGill’s benefits and insurance coverage will continue for three years after termination. The agreement with Mr. McGill provides, in the event of his death, for a six-month continuation of health, hospitalization, and similar benefits to Mr. McGill’s dependent family members and cash payments equal to six months of his base salary to his estate. In the event of Mr. McLamb’s death, the agreement provides for cash payments equal to six months of his base salary and earned bonus and the vesting and continued exercisability of stock options in certain circumstances. In the event of disability, the employment agreement of each of Mr. McGill and Mr. McLamb provides for the payment in a lump sum of the average of his base salary and bonus in the two fiscal years prior to disability for up to one year and the vesting and continued exercisability of stock options held by Mr. McLamb in certain circumstances.
      Section 280G of the Internal Revenue Code may limit the deductibility for federal income tax purposes of payments made following a change in control. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be “phantom income” (i.e. income without cash) to our company. A “change in control” would include a merger or consolidation of our company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the board of directors of our company, or acquisitions of more than 20% of our common stock, subject to certain limitations.
Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents
      Our certificate of incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Delaware law.
      In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws. We have not indemnified our directors and officers for actions prior to March 1, 1998, the date we acquired all of the issued and outstanding capital stock of five recreational boat dealers in separate merger transactions.

CERTAIN TRANSACTIONS AND RELATIONSHIPS
Leases of Real Property from Affiliates
      We lease two retail locations in Somers Point and Egg Harbor, New Jersey from MDJB Associates, LLC, a limited liability corporation of which Mr. Aiello is a 20% member. During fiscal 2005, we made lease payments under the leases in the aggregate amount of approximately $385,000.
Future Transactions
      We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our board of directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Delaware law.
Business Relationships
      Robert S. Kant, a director of our company since August, 1998, is a principal shareholder of the law firm of Greenberg Traurig, which serves as our primary legal counsel. We paid legal fees of approximately $280,000 to that firm during fiscal 2005.
Family Relationships
      W. Brett McGill, our Vice President of Information Technology, Service, and Parts, is the son of William H. McGill Jr., our Chief Executive Officer. During fiscal 2004, we paid W. Brett McGill a base salary of $140,000 and a bonus of $122,026. During fiscal 2005, we also granted to W. Brett McGill options to purchase 10,000 shares of our common stock at an exercise price of $26.39 per share, which was equal to the fair market value of our common stock on the date of grant. W. Brett McGill is not in a reporting position to William H. McGill, and compensation decisions relating to W. Brett McGill are performed in the same manner as other employees throughout our company without input from William H. McGill.
      Shannon H. Aisquith, an employee of our company, is the wife of Anthony M. Aisquith, a Vice President of our company. During fiscal 2005, we paid Mrs. Aisquith a base salary of $44,800 and a bonus of $62,896. Mrs. Aisquith is not in a reporting position to Mr. Aisquith, and compensation decisions relating to Mrs. Aisquith are performed in the same manner as other employees throughout our company without input from Mr. Aisquith.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview and Philosophy
      Our board of directors has appointed a Compensation Committee, consisting of independent members of the board of directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine and approve the compensation level of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the board of directors with respect to, or, as directed by the board of directors, determines and approves, compensation of our other executive officers, and considers the grant of stock options to our executive officers under our 1998 Incentive Stock Plan. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals. The Compensation Committee held five meetings during fiscal 2005.
      Our compensation program for executive officers consists primarily of base salary, incentive bonuses, annual discretionary bonuses, and long-term incentives in the form of stock options or shares of restricted common stock. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees.

      Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, taking into account the possibility of performance-based bonuses. The bonus program is designed to reward individuals for performance based on our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Stock option grants are intended to result in minimal or no rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of shares of restricted common stock are intended to align compensation with the price performance of our common stock.
      Each of Messrs. McGill and McLamb is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our company and the employees as determined by our board of directors.
Base Salary
      Messrs. McGill and McLamb received base compensation during fiscal 2005 in accordance with the base compensation levels in effect under their employment agreement. Messrs. Aiello, Aisquith, and Russell received base compensation during fiscal 2005 in accordance with their fiscal 2005 compensation plans as approved by the Compensation Committee.
Incentive Compensation
      As described under “Executive Compensation — Employment Agreements,” the employment agreements with certain executive officers provide for incentive compensation based upon the performance of our company and the employees as determined by our board of directors in accordance with a pay-for-performance philosophy. The board of directors approved an incentive compensation program for 2005. The program provided for our officers to receive (a) monthly bonuses based on our monthly pre-tax profit, and (b) a quarterly or annual bonus, as applicable, based upon various factors, including inventory levels, personnel development, and our financial performance. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases. We paid a discretionary bonus of $25,000 to Mr. Aiello in recognition of his efforts and our company’s operating results in fiscal 2005.
Grants of Stock Options and Restricted Stock
      We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock options and restricted common stock to our executive officers will enable those executives to develop and maintain a significant ownership position in our common stock. The amount of stock options and shares of restricted stock granted takes into account stock options or shares of restricted stock previously granted to an individual. During fiscal 2005, our board of directors granted shares of restricted common stock to the following executive officers: 30,000 shares to Mr. McGill, 20,000 shares to Mr. McLamb, 17,000 shares to Mr. Russell, and 12,000 shares to each of Messrs. Aiello and Aisquith. The shares of restricted stock granted to each officer will vest on December 2, 2008. No stock options were granted during fiscal 2005 to any of our executive officers. See “Executive Compensation — Summary Compensation Table.”
Other Benefits
      Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.
Chief Executive Officer Compensation
      The Compensation Committee approved the payment of bonus and incentive compensation to Mr. McGill in accordance with his employment agreement and our 2005 incentive compensation program.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of a company’s four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our executive officers except for Mr. McGill earned compensation in excess of $1 million during fiscal 2005 and the amounts paid to Mr. McGill in excess of the $1 million limitation qualified as performance-based compensation for purposes of Section 162(m).
      We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
      This report has been furnished by the members of the Compensation Committee of the board of directors of MarineMax, Inc.
December 28, 2005

John B. Furman, Chairman
Robert D. Basham
Joseph A. Watters
Dean S. Woodman
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During the fiscal year ended September 30, 2005, our Compensation Committee consisted of Robert D. Basham, John B. Furman, and Dean S. Woodman. None of these committee members had any contractual or other relationships with our company during such fiscal year.
REPORT OF THE AUDIT COMMITTEE
      The board of directors has appointed an Audit Committee consisting of three directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the New York Stock Exchange and the Securities and Exchange Commission listing standards.
      The purpose of the Audit Committee is to assist the oversight of our board of directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for (1) auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and (2) auditing management’s assessment of the effectiveness of internal control over financial reporting and expressing opinions on management’s assessment and on the effectiveness of our internal control over financial reporting. Our board of directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of recently adopted federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the Securities and Exchange Commission, and amended rules of the New York Stock Exchange.
      In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
      The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held ten meetings during fiscal 2005.
      Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission.
December 28, 2005

Dean S. Woodman, Chairman
Hilliard M. Eure III
John B. Furman
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT OF 1934
      Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended September 30, 2005, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year.

PERFORMANCE GRAPH
      The following line graph compares cumulative total stockholder returns for (i) our common stock; (ii) the Russell 2000 Index; and (iii) the Nasdaq Retail Trade Index. The graph assumes an investment of $100 in each of our common stock, the Russell 2000, and the Nasdaq Retail Trade Index on September 30, 2000. The graph covers the five-year period from October 1, 2000 through September 30, 2005.
      The calculation of cumulative stockholder return for the Russell 2000 and the Nasdaq Retail Trade Index includes reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
      The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and our other executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number(2)		Percent(2)

Directors and Executive Officers:
William H. McGill Jr.	1,590,550	(3)	8.8%
Michael H. McLamb	267,016	(4)	1.5
Michael J. Aiello	41,604	(5)	*
Anthony M. Aisquith	50,565	(6)	*
Edward A. Russell	105,964	(7)	*
Robert D. Basham	35,743	(8)	*
Hilliard M. Eure III	3,333	(9)	*
John B. Furman	26,996	(10)	*
Robert S. Kant	49,123	(11)	*
Joseph A. Watters	1,826	(12)	*
Dean S. Woodman	50,659	(13)	*
All directors and executive officers as a group (includes 13 current executive officers and directors)	2,270,662		12.3%
5% Stockholders:
FMR Corp.	1,590,500	(14)	8.9%
T. Rowe Price Associates, Inc.	1,064,700	(15)	5.9%

*	Less than 1%.

(1)	Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764, and have sole voting and investment power over their shares unless otherwise indicated.

(2)	The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after January 4, 2006. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes (a) 100,000 shares of restricted stock subject to vesting, and (b) 170,640 shares issuable upon the exercise of stock options. Amount excludes 158,000 shares of common stock issuable upon exercise of unvested stock options.

(4)	Includes (a) 50,000 shares of restricted stock subject to vesting, and (b) 182,041 shares of common stock issuable upon the exercise of stock options. Amount excludes 102,000 shares of common stock issuable upon exercise of unvested stock options.

(5)	Includes (a) 24,000 shares of restricted stock subject to vesting, and (b) 7,500 shares issuable upon exercise of stock options. Amount excludes 40,310 shares of common stock issuable upon exercise of unvested stock options.

(6)	Includes (a) 25,000 shares of restricted stock subject to vesting; (b) 3,855 shares of common stock owned by Mr. Aisquith’s wife; (c) 5,000 shares issuable upon exercise of stock options held by Mr. Aisquith; and (d) 282 shares issuable upon exercise of options held by Mr. Aisquith’s wife. Amount excludes (x) 33,500 shares of common stock issuable upon exercise of unvested stock options held by

Mr. Aisquith; and (y) 2,895 shares of common stock issuable upon exercise of stock options held by Mr. Aisquith’s wife.

(7)	Includes (a) 37,000 shares of restricted stock subject to vesting; (b) 9,061 shares held by Mr. Russell’s wife; (c) 1,400 shares held by Mr. Russell’s wife as custodian for their minor children; and (d) 23,365 shares issuable upon the exercise of stock options. Amount excludes 48,000 shares of common stock issuable upon exercise of unvested stock options.

(8)	Includes (a) 10,000 shares in trust, and (b) 24,500 shares issuable upon exercise of stock options. Amount excludes 8,000 shares of common stock issuable upon exercise of unvested stock options.

(9)	Includes 3,333 shares issuable upon the exercise of stock options, but excludes 11,667 shares of common stock issuable upon exercise of unvested stock options.

(10)	Includes 22,000 shares issuable upon the exercise of stock options, but excludes 10,000 shares of common stock issuable upon exercise of unvested stock options.

(11)	Includes 17,000 shares issuable upon the exercise of stock options, but excludes 4,000 shares of common stock issuable upon exercise of unvested stock options.

(12)	Includes 1,667 shares issuable upon the exercise of stock options, but excludes 5,333 shares of common stock issuable upon exercise of unvested stock options.

(13)	Includes 35,500 shares issuable upon the exercise of stock options, but excludes 12,000 shares of common stock issuable upon exercise of unvested stock options.

(14)	Represents 1,590,500 shares of common stock beneficially owned by FMR Corp. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 339,600 of such shares as a result of its serving as investment manager of institutional accounts. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment advisor beneficially owns 1,250,900 of such shares as a result of acting as investment advisor to various investment companies. Fidelity Advisors Small Cap Fund, an investment company, owns 1,158,700 of such shares. Edward C. Johnson 3d, FMR Corp., and the Fidelity Funds each have (a) sole power to dispose of the 1,250,900 shares owned by the Fidelity Funds; and (b) sole power to vote and dispose of the 339,600 shares owned by the institutional accounts managed by Fidelity Management Trust Company. Neither FMR Corp., nor Edward C. Johnson 3d as Chairman of FMR Corp. has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ board of trustees. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Represents 1,064,700 shares of common stock beneficially owned by T. Rowe Price Associates, Inc. in its capacity as investment advisor on behalf of its clients. T. Rowe Price Associates has sole voting power over 269,100 of such shares and sole dispositive power over all of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

PROPOSAL TO AMEND THE 1998 INCENTIVE STOCK PLAN
      Our board of directors has approved a proposal to amend our 1998 Incentive Stock Plan, subject to approval by our stockholders at the meeting.
      The 1998 Incentive Stock Plan is intended to attract and retain executive officers and other key employees, directors, and consultants to our company. The plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. See “Executive Compensation — 1998 Incentive Stock Plan” for a description of the material terms of the plan.
      Currently, the number of shares of common stock may be issued under the 1998 plan is equal to the lesser of 4,000,000 shares or the sum of (a) 20% of the then-outstanding shares of common stock, plus (b) the number of shares exercised with respect to any awards granted under the plan. As of September 30, 2005, 709,381 shares of common stock had been issued upon exercise of options granted under the 1998 plan and there were 2,258,131 options outstanding under the 1998 plan. The directors determined that an increase in the limitation on the 4,000,000 share limitation was necessary (1) to reflect the growth of our company, and (2) to provide a sufficient number of shares to enable us to continue to attract, retain, and motivate key personnel by making additional grants under the 1998 plan. Accordingly, our board of directors amended the 1998 plan to increase the 4,000,000 share threshold to 6,000,000 shares. After such amendment, the number of shares of common stock that may be issued pursuant to the 1998 plan is equal to the lesser of 6,000,000 shares or the sum of (a) 20% of the then-outstanding shares of common stock, plus (b) the number of shares exercised with respect to any awards granted under the plan. Our board of directors recommends a vote “for” the proposed amendment to the 1998 plan.
Reasons for and Effect of the Proposed Amendment
      The board of directors believes that the approval of the proposed amendment to the 1998 plan is necessary to achieve the purposes of the 1998 plan and to promote the welfare of our company and our stockholders. In 1998, the 4,000,000 share limitation was established under the 1998 Incentive Stock Plan. At that time, we had approximately 730 employees, approximately 14.6 million total outstanding shares, and revenue of approximately $291.0 million. Today, we have approximately 1,600 employees, approximately 17.6 million outstanding shares, and revenue in fiscal 2005 of $947.3 million. Looking toward the future, we have limited availability under the 4,000,000 share limitation for future grants, accordingly, the need for an amendment to increase the limitation on the shares issuable under the plan. The board of directors believes that the proposed amendment to the 1998 plan will aid our company in attracting and retaining directors, officers, key employees, and consultants and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of the directors, officers, and key employees with that of the stockholders.
Approval by Stockholders of the Amendment to the 1998 Incentive Stock Plan
      The amendment will be effective upon approval of the amendment to our 1998 plan by our stockholders. In the event that the amendment to our 1998 plan is not approved by the stockholders, we will not have sufficient ability to grant options to retain, motivate, and attract new and existing team members. Any options outstanding under the 1998 plan prior to the amendment will remain valid and unchanged.

PROPOSAL TO APPROVE OUR INCENTIVE COMPENSATION PROGRAM
      We have an incentive compensation program under which executive officers may earn bonuses based on their achievement of objective performance goals. Its purpose is to motivate and reward our executive officers, including our chief executive officer, for their contributions to our performance. This program was last approved by our stockholders in 2001.
      Compensation that qualifies as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (referred to as Section 162(m)) is deductible for tax purposes regardless of the total amount of compensation paid to the named executive officer. Other compensation paid to a named executive officer may not be deducted in excess of $1 million per year. Under the requirements of Section 162(m), stockholder approval of the plan lasts for five years. In order for the bonus payments to continue to qualify as “performance-based” compensation under Section 162(m), we must submit the material terms of the program for stockholders approval at this meeting.
Eligibility; Administration
      Our executive officers, as determined by the Compensation Committee of our board of directors, are eligible to participate in the program. Currently, all of our executive officers participate in the program. The compensation committee of our board of directors, which consists solely of independent directors, administers the program. The Compensation Committee determines who is an executive officer, whether they will participate in the program, their target bonus, the specific performance goals necessary to receive the bonus, whether those goals have been achieved, and takes all other actions necessary to administer the program.
Performance Criteria
      The following objective performance criteria are considered when setting the performance goals under the program: (i) pre-tax income for our consolidated company or on a regional basis; (ii) customer satisfaction index; (iii) achievement of budgeted results; (iv) market share; (v) inventory management; (vi) stock price performance; (vii) earnings before interest expense, taxes, depreciation, and amortization; (viii) operating margin; (ix) working capital; and (x) ratio of debt to stockholders’ equity. Our Compensation Committee may adjust these criteria in its sole discretion and in compliance with Section 162(m).
Structure of Bonuses
      No participant in the program may receive a bonus under the program in excess of $3.0 million during any of our fiscal years. The performance period for bonuses under the program may be from one month to multi-year periods in length. Our Compensation Committee generally determines the performance goals and target payouts prior to the commencement of the performance period, in all cases in compliance with the program and the requirements of Section 162(m).
      Payments of performance bonuses will be taxable as ordinary income to the executive officers and will be subject to income and employment tax withholding. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the bonus.
      As described above, we intend bonuses paid under the program to qualify as “performance-based compensation” under Section 162(m). By doing so, we preserve our federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of our named executive officers.
Recommendation
      Our board of directors and Compensation Committee recommend that stockholders vote in favor of the incentive compensation program. If our stockholders do not approve the program, it will be terminated and no bonuses will be paid under this program for the next fiscal year. However, we may still continue to pay bonuses to our executive officers each fiscal year. Such bonuses may not be fully tax-deductible to the extent the total compensation paid to the named executive officer exceeds the Section 162(m) limitation. Our compensation committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code. If we cannot deduct incentive compensation from our taxes, it will increase the cost of these incentive payouts to us and thus to our stockholders through reduced net income.
Program Benefits
      Because the amounts that would be received by the listed officers under this plan during fiscal 2006 are not determinable, the following table provides certain information with respect to incentive cash compensation paid to the officers listed during fiscal 2005. See “Executive Compensation — Summary Compensation Table.” None of our non-employee directors will receive any compensation under the incentive compensation program.
NEW PLAN BENEFITS
Incentive Compensation Program

Name and Position	Dollar Value ($)

William H. McGill Jr.	$1,441,943
Michael H. McLamb	512,593
Edward A. Russell	550,117
Michael J. Aiello	196,075
Anthony M. Aisquith	447,605
All current executive officers as a group	3,379,624
Non-executive director group	—
Non-executive officer employee group	—
Duration and Modification
      We plan to retain the incentive compensation program in effect for so long as our compensation committee determines that it is an effective method to encourage executives to achieve company profitability. In the event the Compensation Committee revises the targets under performance goals after the stockholders approve these goals, the material terms of the performance goals must be disclosed to and be approved by our stockholders every five years.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The firm of Ernst & Young LLP, an independent registered certified public accounting firm, has audited the financial statements of our company for the fiscal years ended September 30, 2003, 2004, and 2005. We have appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending September 30, 2006 and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
      Aggregate fees billed to our company for the fiscal years ended September 30, 2004 and 2005 by Ernst & Young LLP, are as follows:

	2004	2005

Audit Fees	$374,433	$930,169
Audit-Related Fees	$47,832	$21,013
Tax Fees	$5,000	$6,500
All Other Fees	$—	$—
Audit Committee Pre-Approval Policies
      The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
      To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.
      Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.
      All of the services provided by Ernst & Young LLP described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
      Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending September 30, 2006 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2007 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than October 12, 2006 and no later than November 10, 2006 if our 2007 Annual Meeting of Stockholders is held on a day that is between January 10, 2007 and April 20, 2007; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.
      Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2007, except in circumstances where (i) we receive notice of the proposed matter no later than November 22, 2006, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
      We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.
Dated: January 5, 2006

Appendix A
MARINEMAX, INC.
1998 INCENTIVE STOCK PLAN
(As amended through November 3, 2005)
     1. Purpose. The purpose of this 1998 Incentive Stock Plan (the “Plan”) is to attract, retain and motivate employees, directors and independent contractors by providing them with the opportunity to acquire a proprietary interest in MARINEMAX, INC., a Delaware corporation (the “Company”) and to link their interests and efforts to the long-term interests of the Company’s stockholders.
     2. Plan Administration
          2.1 In General. The Plan shall be administered by the Company’s Board of Directors (the “Board”). Except for the power to amend the Plan as provided in Section 12, the Board, in its sole discretion, may delegate all or any portion of its authority and duties under the Plan to a committee appointed by the Board, under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the Plan shall be referred to as the “Plan Administrator”. Except as otherwise explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to awards under the Plan, including the selection of the individuals to be granted awards, the type of awards, the number of shares of the Company’s common stock (“Common Stock”) subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award. All decisions made by the Plan Administrator pursuant to the Plan and related orders and resolutions shall be final and conclusive. The Plan Administrator may, in its sole discretion, delegate all or any portion of its authority and duties under the Plan, with respect to awards to persons who are not executive officers or directors of the Company and who do not own more than 10% of the Company’s issued and outstanding Common Stock, to one or more committees (each, an “Award Committee”) appointed by the Plan Administrator, each consisting of at least one member of the Board who may or may not be employed by the Company. Except as otherwise explicitly set forth in the Plan, an Award Committee shall have the authority, under such conditions and limitations as the Plan Administrator may from time to time establish, to determine all matters relating to awards under the Plan to employees, proposed employees and independent contractors of the Company or one or more subsidiaries of the Company, including the selection of individuals to be granted awards, the type of awards, the number of shares of Common Stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award.
          2.2 Rule 16b-3 and Code Section 162(m). Notwithstanding any provision of this Plan to the contrary, only the Board or a committee composed of two or more “Non-Employee Directors” may make determinations regarding grants of awards to officers, directors and 10% stockholders of the Company. (The term “Non-Employee Directors” shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Plan Administrator shall have the authority and discretion to determine the extent to which awards will conform to the requirements of Section 162(m) Internal Revenue Code of 1986, as amended (the “Code”), and to take such action, establish such procedures, and impose such restrictions as the Plan Administrator determines to be necessary or appropriate to conform to such requirements.
          2.3 Other Plans. The Plan Administrator shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.
     3. Eligibility. Any employee of the Company shall be eligible to receive any award under the Plan. Directors who are not employees, proposed directors, proposed employees and independent contractors shall be eligible to receive awards other than Incentive Stock Options (as defined in Section 5.2). For purposes of this Section 3, the “Company,” with respect to all awards under the Plan other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Plan Administrator. With respect to Incentive Stock Options, the “Company” includes any parent or subsidiary of the Company as defined in Section 424 of the Code.

     4. Shares Subject to the Plan
          4.1 Number and Source. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Plan Administrator may from time to time determine. Subject to adjustment as provided in Section 4.3, the aggregate number of shares that may be issued under the Plan shall not exceed 6,000,000 shares; provided, however that awards shall not be granted under the Plan if, at the time of such grant, the aggregate number of shares of Stock that have been or may be issued under previously granted awards or options under the Plan equal or exceed the sum of (a) 20% of the total number of outstanding shares at such time, plus (b) the number of shares exercised with respect to any awards granted under the plan. The aggregate number of shares that may be covered by awards granted to any one individual in any year shall not exceed 50% of the total number of shares that may be issued under the Plan.
          4.2 Shares Available. Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled, or any shares that do not vest, shall again be available for the granting of awards under the Plan. If a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.
          4.3 Adjustment of Shares Available. The aggregate number and type of shares available for awards under the Plan, the maximum number and type of shares that may be subject to awards to any individual under the Plan, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.
          4.4 Transfer of Control. In the event of a Transfer of Control (as defined below), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”) shall either assume the Company’s rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding awards in connection with the Transfer of Control, the Board may, in its discretion, provide that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested in full on or before the date of the Transfer of Control. The exercise and/or vesting of any award that is permissible solely by reason of this Section 4.4 shall be conditioned upon the consummation of the Transfer of Control. Any awards that are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised on or before the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Unless otherwise determined by the Board, a “Transfer of Control” shall be deemed to have occurred in the event of any of the following: (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company if the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (b) a merger or consolidation if the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation (regardless of whether the Company is the surviving corporation); (c) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (d) a liquidation or dissolution of the Company.
     5. Awards
          5.1 Types of Awards. Subject to the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of awards to be granted to employees, directors and independent contractors under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in Section 5.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.

2

          5.2 Stock Options. The Plan Administrator may grant stock options, designated as “Incentive Stock Options,” which comply with the provisions of Section 422 of the Code or any successor statutory provision, or “Nonqualified Stock Options.” The price for which shares may be purchased upon exercise of a particular option shall be determined by the Plan Administrator; however, the exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such shares on the date such option is granted (110% if options are intended to be Incentive Stock Options and are granted to a stockholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company). For purposes of the Plan, “Fair Market Value” as to a particular day equals shall be (a) as determined by the Board for grants prior to the date (the “IPO Date”) that shares of Common Stock first become registered under Section 12 of the 1934 Act, (b) the initial public offering price per share for grants on the IPO Date, and (c) the per share closing price for the Common Stock as reported for the prior trading day in the Wall Street Journal or in such other source as the Plan Administrator deems reliable for grants after the IPO Date. The Plan Administrator shall set the term of each stock option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options. An optionholder and the Plan Administrator can agree at any time to convert an Incentive Stock Option to a Nonqualified Stock Option.
          5.3 Stock Appreciation Rights. The Plan Administrator may grant stock appreciation rights, either in tandem with a stock option granted under the Plan or with respect to a number of shares for which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share’s Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the Plan Administrator in its sole discretion. The Plan Administrator may establish a maximum appreciation value payable for stock appreciation rights.
          5.4 Restricted Stock Awards. The Plan Administrator may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Plan Administrator, in its discretion, may make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Plan Administrator may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan Administrator may establish. All dividends or dividend equivalents that are not paid currently may, in the Plan Administrator’s sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.
          5.5 Payment; Deferral. Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock (valued at Fair Market Value) or the granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.
          5.6 Individual Award Agreements. Stock Options shall and other awards may be evidenced by agreements between the Company and the recipient in such form and content as the Plan Administrator from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan. Such individual agreements may contain such provisions or conditions as the Plan Administrator deems necessary or appropriate to effectuate the sense and purpose of the Plan and may be amended from time to time in accordance with the terms thereof.

3

     6. Award Exercise
          6.1 Precondition to Stock Issuance. No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Plan Administrator to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 6.3) is received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such shares are issued.
          6.2 No Fractional Shares. No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued with respect to a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.
          6.3 Form of Payment. An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment (as described below), (c) any combination of the above, or (d) such other means as the Plan Administrator may approve. Any optionee who owns Common Stock may use such shares as a form of payment to exercise stock options granted under the Plan. The Plan Administrator, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of shares having a Fair Market Value less than the exercise price, the optionholder must pay the difference in cash.
     7. Automatic Grant Program
          7.1 Amount and Date of Grant. During the term of the Plan, the Company shall make automatic grants of options (“Automatic Options”) in the form of Nonqualified Stock Options to each Board member (“Eligible Director”) (or proposed Board member pursuant to Section 7.1.3) who is not employed by the Company, whether or not such person is a Non-Employee Director as referred to in Section 2.2 as follows:
               7.1.1 Quarterly Grants. On the last day of each fiscal quarter (each, a “Quarterly Grant Date”), an Automatic Option to acquire 1,000 shares of Common Stock shall be granted to each Eligible Director for so long as shares of Common Stock are available under Section 4.1 hereof. Any Eligible Director that was granted an Automatic Option under Section 7.1.2 or Section 7.1.3 within 90 days of a Quarterly Grant Date shall be ineligible to receive an Automatic Option pursuant to this Section 7.1.1 on such Quarterly Grant Date.
               7.1.2 Initial New Director Grants. On the Initial Grant Date, every new member of the Board, who is an Eligible Director and has not previously received an Automatic Option under this Section 7.1.2 shall be granted an Automatic Option to acquire 5,000 shares of Common Stock for so long as shares of Common Stock are available under Section 4.1 hereof. The “Initial Grant Date” shall be the date that an Eligible Director is first appointed or elected to the Board. Any Eligible Director who previously received an Automatic Option pursuant to Section 7.1.3 shall be ineligible to receive an Automatic Option pursuant to this Section 7.1.2.
               7.1.3 Initial Proposed Director Grants. On the date that shares of Common Stock first become registered under Section 12 of the 1934 Act, the Company shall grant an Automatic Option to acquire 10,000 shares of Common Stock to each non-employee whose election to the Board is proposed as of such date.
          7.2 Exercise Price. The exercise price per share of Common Stock subject to each Automatic Option granted under Section 7.1.1 or Section 7.1.2 shall be equal to 100 percent of the Fair Market Value per share of the Common Stock on the date such Automatic Option was granted as determined in accordance with the valuation provisions of Section 5.2. The exercise price per share of Common Stock subject to each Automatic Option granted under Section 7.1.3 shall be equal to the initial public offering price per share of Common Stock.

4

          7.3 Vesting. Each Automatic Option granted pursuant to Section 7.1.1 shall vest and become exercisable 12 months after the date of grant. Each Automatic Option granted pursuant to Section 7.1.2 shall vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant and the next two installments 12 months and 24 months after the date of grant. Each Automatic Option granted pursuant to Section 7.1.3 shall vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of the recipient’s election to the Board and the next two installments 12 months and 24 months after the date of grant. Each Automatic Option shall vest and become exercisable only if the optionholder has not ceased serving as a Board member as of such vesting date.
          7.4 Term of Automatic Options. Each Automatic Option shall expire on the tenth anniversary (the “Expiration Date”) of the date on which such Automatic Option was granted. Except as determined by the Plan Administrator, should an Eligible Director’s service as a Board member cease prior to the Expiration Date for any reason while an Automatic Option remains outstanding and unexercised, the Automatic Option term shall immediately be modified and the Automatic Option shall terminate and cease to be outstanding in accordance with the following provisions:
               7.4.1 The Automatic Option shall immediately terminate and cease to be outstanding with respect to any shares that were not vested at the time of the optionholder’s cessation of Board service; provided, however, that a proposed director who receives a grant pursuant to Section 7.1.3 shall not be treated as ceasing to serve as a Board member for purposes of this Section 7 prior to such individual’s election to the Board.
               7.4.2 Should an optionholder cease, for any reason other than death, to serve as a member of the Board, then the optionholder shall have 90 days measured from the date of such cessation of Board service in which to exercise his or her Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.
               7.4.3 Should an optionholder die while serving as a Board member or within 90 days after cessation of Board service, then the personal representative of the optionholder’s estate (or the person or persons to whom the Automatic Option is transferred pursuant to the optionholder’s will or in accordance with the laws of the descent and distribution) shall have a 90-day period measured from the date of the optionholder’s cessation of Board service in which to exercise the Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.
          7.5 Other Terms. Except as expressly provided otherwise in this Section 7, an Automatic Option shall be subject to all of the terms and conditions of the Plan. Eligible Directors shall be entitled to receive other awards under the Plan or other plans of the Company in accordance with the terms and conditions thereof.
     8. Transferability. Any Incentive Stock Option granted under the Plan shall, during the recipient’s lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award under the Plan and any of the rights and privileges conferred thereby shall not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award shall be exercisable during the recipient’s lifetime only by the recipient.
     9. Withholding Taxes; Other Deductions. The Company shall have the right to deduct from any settlement of an award granted under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes, and (b) any amounts due from the recipient of such award to the Company or to any parent or subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations.
     10. Termination of Services. The terms and conditions under which an award may be exercised following termination of a recipient’s employment, directorship or independent contractor relationship with the Company shall be determined by the Plan Administrator; provided, however, that Incentive Stock Options shall not

5

be exercisable at any time after the earliest of the date that is (a) three months after termination of employment, unless due to death or Disability (as defined in Section 22(e)(3) of the Code); (b) one year after termination of employment due to Disability; or (c) ten years after the date of grant (five years if granted to a stockholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company).
     11. Term of the Plan. The Plan shall become effective as of the date of adoption by the Board, and shall remain in full force and effect through the date that is ten years thereafter, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
     12. Plan Amendment. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company’s stockholders (a) that would increase the number of shares available for issuance under the Plan (other than in accordance with Section 4.3), or (b) if such approval is required (i) to comply with Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code.
     13. Plan Not Exclusive. This Plan is not intended to be the exclusive means by which the Company may issue awards to acquire its Common Stock.
     14. Bifurcation of the Plan. Notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

6

This Proxy is Solicited on Behalf of the Board of Directors
MARINEMAX, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of MARINEMAX, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated January 5, 2006, and hereby appoints William H. McGill Jr. and Michael H. McLamb and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of MARINEMAX, INC., to be held on Thursday, February 9, 2006, at 8:00 a.m., local time, at the executive offices of the Company, 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.
ANNUAL MEETING OF STOCKHOLDERS OF
MARINEMAX, INC.
February 9, 2006
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
â Please detach along perforated line and mail in the envelope provided. â

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS:
☐ FOR all nominees       ☐ WITHHOLD AUTHORITY for all nominees       ☐ FOR ALL EXCEPT (see instructions below)
NOMINEES:
   ☐ William H. McGill, Jr.
   ☐ John B. Furman
   ☐ Robert S. Kant
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ¡
2.	PROPOSAL TO APPROVE AN AMENDMENT TO OUR 1998 INCENTIVE STOCK PLAN
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
3.	PROPOSAL TO APPROVE OUR INCENTIVE COMPENSATION PROGRAM
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
4.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO OUR 1998 INCENTIVE STOCK PLAN, FOR THE APPROVAL OF OUR INCENTIVE COMPENSATION PROGRAM, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
     A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signature of Stockholder

Date:

Signature of Stockholder

Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.